UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 29, 2018

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01  Entry into a Material Definitive Agreement

On June 29, 2018, Premier Financial Bancorp, Inc. (“Premier”) amended its material definitive merger agreement (the “Merger Agreement”) with First Bank of Charleston, Inc. (“First Bank”) headquartered in Charleston, West Virginia to adjust the maximum Exchange Ratio in Section 2.2(a) of the Merger Agreement to 1.544.  The adjustment to the Exchange Ratio parameter was made to provide for the effect of Premier’s 5 for 4 stock split paid to its shareholders on June 8, 2018.

Under terms of the definitive agreement, First Bank shareholders will be entitled to a combination of Premier Financial common stock and cash currently valued at approximately $32.00 per First Bank share, or an aggregate value of $33.0 million, including $22.00 of Premier Stock under a floating exchange ratio, $5.00 in cash from Premier and a $5.00 special dividend from First Bank.  The transaction, which is subject to satisfaction of various contractual conditions, requires approval by bank regulatory agencies and the shareholders of First Bank and approval of Premier shareholders for the issuance of shares.  The transaction is anticipated to close in the fourth quarter of 2018 with a systems conversion anticipated to be completed soon thereafter.

The Merger Agreement provides that each share of First Bank common stock outstanding shall be converted into the right to receive:

(a) $5.00 cash, without interest, per share, paid by or on behalf of Premier (the “Cash Merger Consideration”); and

(b) approximately $22.00 per share of fully paid and non-assessable shares of Premier Common Stock (the “Stock Merger Consideration”) (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time of the merger, rounded to the nearest whole cent (“Premier's Trading Price”) rounded to the nearest thousandth, which shall be hereinafter referred to as the “Exchange Ratio”); provided, however, that the Exchange Ratio shall not be greater than 1.544 [as amended], unless increased pursuant to (d) below

(c) the Merger Agreement further provides that First Bank shall seek regulatory approval to pay a special dividend immediately prior to the Effective Time of the merger, not to exceed $5.00 per share of First Bank common stock, (the “Special Dividend”); provided further that

(d)  in the event that the sum of the Special Dividend, the Cash Merger Consideration, and the Stock Merger Consideration based on Premier’s Trading Price, would be less than $32.00 per share of First Bank Common Stock, then this Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio, (ii) increase the Cash Merger Consideration, or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier’s Trading Price), whereupon no termination shall have occurred, provided, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions.

The Merger Agreement provides that at the Effective Time of the merger, First Bank will merge with and into Premier’s wholly owned subsidiary Premier Bank, Inc.

The foregoing summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement attached as Exhibit 2.1 to Premier’s Form 8-K filed on April 20, 2018, as amended.  The First Amendment to the Agreement of Merger is attached hereto as Exhibit 2.2.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 2.2 – First Amendment to Agreement of Merger between Premier Financial Bancorp, Inc. and First Bank of Charleston, Inc. dated June 29, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: July 3, 2018                  Brien M. Chase, Senior Vice President
  and Chief Financial Officer